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                                                                      EXHIBIT 23


                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Marisa Christina Incorporated:


We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-91078) and Form S-8 (No. 33-91080) of Marisa Christina, Incorporated our report dated February 26, 1997, relating to the consolidated balance sheets of Marisa Christina, Incorporated and subsidiaries as of December 31, 1995 and 1996 and the related consolidated statements of earnings, stockholders' equity, and cash flows and related schedule for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Marisa Christina, Incorporated.



                                                          KPMG PEAT MARWICK LLP


New York, New York
March 21, 1997


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